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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to

Form S-8 Registration Statement No. 333-162664

Form S-8 Registration Statement No. 333-165668

Form S-8 Registration Statement No. 333-169884

Form S-8 Registration Statement No. 333-193696

Form S-8 Registration Statement No. 333-202733

Form S-8 Registration Statement No. 333-208373

Form S-8 Registration Statement No. 333-214387

Form S-8 Registration Statement No. 333-217736

Form S-8 Registration Statement No. 333-232779

Under

THE SECURITIES ACT OF 1933

LOGMEIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1515952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 Summer Street, Boston, Massachusetts 02210	02210
(Address of Principal Executive Offices)	(Zip Code)

2004 Equity Incentive Plan, 2007 Stock Incentive Plan, 2009 Stock Incentive Plan,

2009 Stock Incentive Plan, as amended and restated,

and 2019 Employee Stock Purchase Plan

(Full title of the plan)

William R. Wagner,

President & Chief Executive Officer,

LogMeIn, Inc.,

320 Summer Street,

Boston, Massachusetts 02210

(Name and address of agent for service)

(781) 638-9050

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

SEC 1398 (9-18)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of LogMeIn, Inc. (the “Company”):

•

Registration Statement No. 333-162664 registering shares of the Company’s common stock, par value $0.01 (“Common Stock”) issuable pursuant to the 2004 Equity Incentive Plan, the 2007 Stock Incentive Plan and the 2009 Stock Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on October 26, 2009;

•	Registration Statement No. 333-165668 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, filed with the SEC on March 24, 2010;

•	Registration Statement No. 333-169884 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, filed with the SEC on October 12, 2010;

•	Registration Statement No. 333-193696 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, as amended and restated, filed with the SEC on January 31, 2014;

•	Registration Statement No. 333-202733 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan as amended and restated, filed with the SEC on March 13, 2015;

•	Registration Statement No. 333-208373 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, as amended and restated, filed with the SEC on December 7, 2015;

•	Registration Statement No. 333-214387 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, as amended and restated, filed with the SEC on November 2, 2016;

•	Registration Statement No. 333-217736 registering shares of Common Stock issuable pursuant to the 2009 Stock Incentive Plan, as amended and restated, filed with the SEC on May 5, 2017; and

•	Registration Statement No. 333-232779 registering shares of Common Stock issuable pursuant to the 2019 Employee Stock Purchase Plan, filed with the SEC on July 24, 2019.

On August 31, 2020, Logan Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Logan Parent, LLC, a Delaware limited liability company (“Parent”), completed its merger (the “Merger) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 17, 2019 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements which remained unissued as of the effective time of the Merger. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such shares of the Company’s Common Stock.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston,

Commonwealth of Massachusetts, on August 31, 2020

LOGMEIN, INC.

By:	/s/ Michael J. Donahue
Michael J. Donahue SVP, General Counsel & Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

SEC 1398 (9-18)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.